Exhibit 3.1A

STATE OF DELAWARE

CERTIFICATE OF CONVERSION FROM A

LIMITED LIABILITY COMPANY TO A

CORPORATION PURSUANT TO SECTION 265

OF THE DELAWARE GENERAL CORPORATION LAW

1.

The Limited Liability Company is formed under the jurisdiction of the State of Delaware.

2.

The name of the Limited Liability Company immediately prior to filing this Certificate is SOUTHRIDGE TECHNOLOGY GROUP LLC.

3.

The date the Limited Liability Company was first formed is November 16, 2001.

4.

The name of the corporation as set forth in the Certificate of Incorporation is SOUTHRIDGE TECHNOLOGY GROUP, INC.

By: /s/ Joe Garzi

Joe Garzi, President